Exhibit 10.1

GENERAL RELEASE AND AMENDMENT TO SEPARATION AGREEMENT

GENERAL RELEASE AND AMENDMENT TO SEPARATION AGREEMENT (the “Release/Amendment”), by Dr. Catherine Stehman-Breen, M.D., M.S. (the “Executive”) in favor of Sarepta Therapeutics, Inc. (the “Company”) and the Company Releasees (as hereinafter defined), dated as of December 15, 2017.

Capitalized terms used herein but not specifically defined shall have the meanings set forth in the letter agreement between Executive and the Company, dated as of September 26, 2017 (the “Severance Agreement”).

WHEREAS, in connection with the termination of Executive’s employment, the Company has agreed to provide Executive with the payments and benefits set forth below in accordance with the Severance Agreement, subject to the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

1.Separation Benefits.  In connection with the termination of Executive’s employment by the Company, the Company has agreed to provide Executive with the following payments and benefits, all as set forth in the Severance Agreement and subject to the terms and conditions set forth herein, including Executive’s timely delivery and failure to revoke this Release/Amendment and subject to Executive’s compliance with the terms and conditions of the Severance Agreement, including Sections 3, 4, 5, 6 and 7 of the Severance Agreement, as modified by Section 9 of this Release/Amendment:

(a)An aggregate total payment of $405,000.18, representing the amount set forth in Section 1(a)(i)(x) of the Severance Agreement, to be paid in substantially equal installments in accordance with the Company’s regular payroll policies over a period of 12 months following termination;

(b)A lump sum target bonus of $324,000.14, representing the amount set forth in Section 1(a)(i)(y) of the Severance Agreement plus an amount equal to Executive’s 2017 target bonus;

(c)A one-time payment of $924.49 (for December 15, 2017 through December 31, 2017) and subsequent monthly payments of $2,231.68, representing the amount set forth in Section 1(a)(ii) of the Severance Agreement, for the period beginning on December 15, 2017 and ending on the earlier of (x) 12 months following the date of such termination and (y) the date Executive becomes eligible for group health insurance coverage through a new employer, subject to the requirements set forth in Section 1(a)(ii) of the Severance Agreement;

(d)Treatment of stock options:

(i)Twenty-five percent (25%) of the stock option award listed in Annex C of the Severance Agreement shall vest and be exercisable on April 30, 2018; and

(ii)Commencing on May 1, 2018, continued monthly vesting on the 30th day of each month of the stock option award listed in Annex C of the Severance Agreement at the rate of 1/48th of the total shares underlining such stock option for 12 additional months, notwithstanding the vesting schedule that would have applied had Executive remained continuously employed by the Company during such 12- month period. Any portion of the stock option award that is not vested by the dates set forth herein shall be forfeited and cancelled in its entirety on such applicable date.

Each such payment or benefit shall be paid at the time set forth in Section 1(b) of the Severance Agreement and shall be subject to the terms and conditions of such section.  Further, for the stock option award that vests under Section 1(d) of this Release/Amendment, following Executive’s termination, Executive shall be entitled to exercise any vested portion of such stock option award following vesting and until the end of the 90-day period following the end of the additional 12- month period set forth in subsection 1(d)(ii) of this Release/Amendment.

2.General Release by Executive.  Executive, for Executive and for Executive’s heirs, executors, administrators, successors and assigns (referred to collectively as “Releasors”) hereby irrevocably and unconditionally, and knowingly and voluntarily, waives, terminates, cancels, releases and discharges forever the Company, and its subsidiaries, affiliates and related entities, and any and all of their respective predecessors, successors, assigns and employee benefit plans, together with each of their respective owners, assigns, agents, directors, general and limited partners, shareholders, directors, officers, employees, attorneys, advisors, trustees, fiduciaries, administrators, agents or representatives, and any of their predecessors and successors and each of their estates, heirs and assigns (collectively, the “Company Releasees”) from any and all charges, allegations, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, including those arising from or related to the Severance Agreement and/or Executive’s Change in Control and Severance Agreement dated February 13, 2017, known or unknown, suspected or unsuspected (collectively, “Claims”) which Executive or the Releasors ever had, now have, may have, or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against the Company or any of the other Company Releasees:  (a) from the beginning of time to the date upon which Executive signs this Release/Amendment, (b) arising out of, or relating to, Executive’s employment with the Company and/or the termination of Executive’s employment; or (c) arising out of or related to any agreement or arrangement between Executive and/or any Company Releasees.  This Release includes, without limitation, all claims for attorneys’ fees and punitive or consequential damages and all claims arising under any federal, state and/or local labor, employment, whistleblower and/or anti-discrimination laws and/or regulations, including, without limitation, the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the Civil Rights Act of 1991, the Equal Pay Act, the Immigration and Reform Control Act, the Uniform Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, Executive Order 11246, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Worker Adjustment Retraining and Notification Act and the Family Medical Leave Act, the Massachusetts Fair Employment Practices Statute (M.G.L. c. 151B § 1, et seq.), the

Massachusetts Equal Rights Act (M.G.L. c. 93, §102), the Massachusetts Civil Rights Act (M.G.L. c. 12, §§ 11H & 11I), the Massachusetts Privacy Statute (M.G.L. c. 214, § 1B), the Massachusetts Sexual Harassment Statute (M.G.L. c. 214, § 1C), the Massachusetts Wage Act (M.G.L. c. 149 § 148, et seq.), the Massachusetts Minimum Fair Wages Act (M.G.L. c. 151 § 1, et seq.), the Massachusetts Equal Pay Act (M.G.L. c. 149, § 105A), and any similar Massachusetts  or other state or federal statute, including all amendments to any of the aforementioned acts or under any common law or equitable theory including, but not limited to, tort, breach of contract, fraud, fraudulent inducement, promissory estoppel or defamation, and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other matters related in any way to the foregoing; provided, however, that nothing in this Release shall release or impair any rights that cannot be waived under applicable law.

3.Surviving Claims.  Notwithstanding anything herein to the contrary, this Release/Amendment shall not:

a.limit or prohibit in any way Executive’s (or Executive’s beneficiaries’ or legal representatives’) rights to bring an action to enforce the terms of the Severance Agreement or this Release/Amendment, or for the Company’s reimbursement of business expenses incurred by Executive but unpaid in accordance with the Company’s expenses reimbursement policies;

b.release any claim for employee benefits under plans covered by the Employee Retirement Income Security Act of 1974, as amended, to the extent that such claims may not lawfully be waived, or for any payments or benefits under any benefit plans of the Company and its affiliates in which Executive was a participant as of the date of termination of Executive’s employment that have accrued or vested in accordance with and pursuant to the terms of those plans;

c.release any claims for indemnification (i) in accordance with applicable laws or the corporate governance documents of the Company or its affiliates in accordance with their terms as in effect from time to time, or (ii) pursuant to any applicable directors and officers insurance policy with respect to any liability incurred by Executive as an officer or director of the Company or its affiliates in accordance with the terms.

4.Executive Representations.  Executive represents and warrants that the Releasors have not filed any civil action, suit, arbitration, administrative charge, complaint, lawsuit or legal proceeding against any Company Releasee nor has any Releasor assigned, pledged, or hypothecated, as of the Effective Date, Executive’s claim to any person and no other person has an interest in the Claims that Executive is releasing.

5.Acknowledgements by Executive.  Executive acknowledges and agrees that Executive has read this Release/Amendment in its entirety and that this Release/Amendment is a general release of all known and unknown rights and Claims, including, without limitation, of rights and Claims arising under ADEA. This Release/Amendment specifically includes a waiver and release of Claims that Executive has or may have regarding payments or amounts covered by the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act (including, for instance, hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay), as well as Claims for retaliation under the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act.  Executive further acknowledges and agrees that:

a.this Release/Amendment does not release, waive or discharge any rights or claims that may arise for actions or omissions after the date of this Release/Amendment;

b.Executive is entering into this Release/Amendment and releasing, waiving and discharging rights or claims only in exchange for consideration which Executive is not already entitled to receive;

c.Executive has been advised, and is being advised by this Release/Amendment, to consult with an attorney before executing this Release/Amendment, and Executive has consulted with counsel of Executive's choice concerning the terms and conditions of this Release/Amendment;

d.Executive has been advised, and is being advised by this Release/Amendment, that Executive has forty-five (45) days within which to consider this Release/Amendment, and that 45-day period has been extended by mutual agreement of the parties; and

e.Executive is aware that this Release/Amendment shall become null and void if Executive revokes Executive’s agreement to this Release/Amendment within seven (7) days following the date of execution of this Release/Amendment.  Executive may revoke this Release/Amendment at any time during such seven-day period by delivering (or causing to be delivered) to the General Counsel of the Company at 215 First Street, Cambridge, MA 02142, written notice of Executive’s revocation of this Release/Amendment no later than 5:00 p.m. Eastern Time on the seventh (7th) full day following the date of execution of this Release/Amendment (the “Effective Date”).

6.Additional Agreements.  Nothing in this Release/Amendment shall prohibit Executive from filing a charge with, providing information to or cooperating with any governmental agency and in connection therewith obtaining a reward or bounty, but Executive agrees that should any person or entity file or cause to be filed any civil action, suit, arbitration, or other legal proceeding seeking equitable or monetary relief concerning any claim released by Executive herein, neither the Executive nor any Releasor shall seek or accept any such damages or relief from or as the result of such civil action, suit, arbitration, or other legal proceeding filed by Executive or any action or proceeding brought by another person, entity or governmental agency.  In addition, nothing in this Release/Amendment shall be construed to prohibit Executive from (a) reporting or disclosing information under the terms of the Company’s Reporting Suspected Violations of Law Policy or (b) reporting possible violations of federal and/or state law or regulations, including any possible securities laws violations, to any governmental agency or entity, including the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; making any other disclosures that are protected under the whistleblower provisions of federal and/or state law or regulations; otherwise fully participating in any federal and/or state whistleblower programs, including any such programs managed by the U.S. Securities and Exchange Commission or the Occupational Safety and Health Administration; or receiving individual monetary awards or other individual relief by virtue of participating in any such federal whistleblower programs (it being understood that prior authorization of the Company is not required to make any such reports or disclosures, and the Executive is not required to notify the Company that he or she has made such reports or disclosures).  Additionally, Executive acknowledges and understands that under the Federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; (ii) to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

7.Confidentiality Agreement.  Executive acknowledges and agrees that she is subject to the terms and conditions of the Confidentiality Proprietary Rights and Non-Disclosure Agreement with the Company, dated as of February 13, 2017, and that she will continue to comply with, and abide by, such agreement.

8.Restrictive Covenants.  Executive acknowledges and agrees that she is subject to the terms and conditions of Sections 3, 4, 5, 6 and 7 of the Severance Agreement, with the following modifications:

The second through fourth sentences of Section 5 of the Severance Agreement regarding the non-competition covenant shall be replaced with the following language:

“Accordingly, during your employment hereunder and for the Restriction Period, you agree that you will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to: (i) any person, firm, corporation or other entity, in whatever form, engaged in the research, development or sale of Duchenne Muscular Dystrophy treatments that compete with the Company or any of its subsidiaries or affiliates; or (ii) any of the following companies: Wave Life Sciences Ltd., Nippon Shinyaku Co., Ltd., Exonics Therapeutics, Daiichi Sankyo and Solid Biosciences Inc., any of their subsidiaries or affiliates, or any of their successors. Notwithstanding the foregoing, nothing herein shall prohibit you from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates, so long as you have no active participation in the business of such corporation. Provided further, the provisions of subsection (i) of this Section shall not be violated by you being employed with a subsidiary, division or unit of any such entity described in subsection (i) so long as you and such subsidiary, division or unit do not engage in the research, development or sale of Duchenne Muscular Dystrophy treatments in competition with the Company or any of its subsidiaries or affiliates.”

9.Company Non-Disparagement.  For a period of one (1) year following the termination of Executive’ employment, the Company shall advise in writing its officers and directors to not publicly or privately, disparage, criticize or defame Executive.  Nothing shall prevent Executive or the Company’s officers and directors from making any truthful statement (i) to the extent necessary in connection with any litigation, arbitration or mediation involving this Release/Amendment or the Severance Agreement, including, but not limited to, the enforcement of this Release/Amendment or (ii) to the extent required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction or authority to order or require such person to disclose or make accessible such information.

10.Cooperation. Executive acknowledges and agrees that she is subject to the terms and conditions of Section 7 of the Severance Agreement, with the following modifications:

The following language shall be added to the end of the paragraph:

“The Company agrees to pay Executive for the time she spends complying with this paragraph at the hourly rate of $195.00 (based upon her base salary at the time of termination).”

11.No Debts Owed by Executive to Company.  The Company acknowledges and agrees that as of the date of this Agreement, Executive owes no money or other debt to Company, including but not limited to any funds paid to Executive in connection with her relocation.

12.Amendment.  No provision of this Release/Amendment may be modified, changed, waived or discharged unless such waiver, modification, change or discharge is agreed to in writing and signed by the Company and Executive.

13.Interpretation.  To the extent that any inconsistencies exist between this Agreement and the Separation Agreement, the terms of this Agreement shall control.

IN WITNESS WHEREOF, Executive has signed this Release/Amendment on the date set forth below.

EXECUTIVE

By:	/s/ Catherine Stehman-Breen, M.D.
Name:	Catherine Stehman-Breen, M.D.
Date:	4/12/2018

SAREPTA THERAPEUTICS, INC.

By:	/s/ Douglas S. Ingram
Name:	Douglas S. Ingram
President and Chief Executive Officer